October 23, 1996

                       Exhibit 1-Attachment to Form 12b-25
                          Tapistron International, Inc.

As independent auditors for Tapistron International, Inc., we are preparing this exhibit to be attached to Form 12b-25 for Tapistron International, Inc. Our firm has been engaged by Tapistron International, Inc. to perform an audit of their financial statements and to assist them in preparation of Form 10-K for the year ending July 31, 1996.

Because Tapistron has filed a petition in bankruptcy under Chapter 11 of the Bankruptcy Code, we were unable to start any of our audit work or 10-K preparation  work until the  bankruptcy  court  approved  our  employment.  I am attaching a copy of Judge Massey's order which is dated October 4, 1996 authorizing Tapistron to employ us for these services. Due to the tight time constraints that we are working under, we are unable to complete the audit and the 10-K without unreasonable effort.

Baring any unforeseen complications, the 10-K along with our audit report will be filed no later than the 15th calendar day following the prescribed due date of October 29, 1996.

                                      Sincerely,

                                      Dudley, Hopton-Jones, Sims & Freeman PLLP


                                      By: /s/ A. Jackson Knight
                                         --------------------------------------
                                          A. Jackson Knight, Engagement Partner